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                                      EXHIBIT 2.1(B)

                     FIRST AMENDMENT TO AGREEMENT
                   FOR PURCHASE AND SALE OF ASSETS


THIS FIRST AMENDMENT, dated ___________, 1999 ("Amendment"), to AGREEMENT FOR PURCHASE AND SALE OF ASSETS among SUBURBAN LODGES OF AMERICA, INC. ("Suburban"), GUESTHOUSE INTERNATIONAL FRANCHISE SYSTEMS, INC., formerly known as GUESTHOUSE FRANCHISE SYSTEMS, INC. ("Purchaser") and GUESTHOUSE INTERNATIONAL, L.L.C. ("Company").

                                  RECITALS


   WHEREAS, Company, Suburban and Purchaser entered in an Agreement for Purchase and Sale of Assets, dated April 16, 1999, regarding the sale and purchase of certain assets by the Company to Purchaser
("Agreement"); and.

   WHEREAS, the parties now desire to amend and modify the terms and provisions of the Agreement, as provided herein.

   NOW THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   1.  Appendix A,  Article 1, of the Agreement, Representations
                                                 ---------------
       and Warranties of the Company, is hereby amended to add the
       -----------------------------
       following:

       1.25 Since the filing of the Articles of Organization, there have not been any material changes in the business of the Company, nor any mergers, acquisitions, transfers or sales of all or substantially all of the assets of the Company, including, but not limited to, any proposed merger with Austin Lomas Group, LLC.

       1.26 The Company established and holds exclusive title to all rights associated with the webpage and domain name GuestHouse.net (collectively, "Webpage"), and has the full power and authority to sell, transfer and assign the Webpage to Suburban and Purchaser. The Company shall sell, transfer and assign the Webpage, and all of the Company's rights associated with the Webpage, including, but not limited to, the source code thereto, to Purchaser upon Closing. In the event that the Company is unable to fully complete the sale, transfer and assignment of the Webpage by the date of Closing, the Company shall after Closing assist and cooperate in good faith with Purchaser in consummating such sale, transfer and assignment.


   2. Section 2.1.2 of the Agreement is hereby amended to add the following to the last paragraph thereof:

            The parties acknowledge that the real and personal property leases pertaining to the Company's offices in Little Rock, Arkansas are not, by their terms, assignable, and that these agreements cannot be assigned absent the specific consent of the applicable lessors. To the extent the Company does not obtain such consents to assignment prior to Closing, Purchaser shall reimburse the Company for all rents and payments paid by the Company with respect to such leases applicable to the period of time subsequent to Closing during which Purchaser enjoys the benefits of such leases

   3.  A new Section 2.1.3, "Application of Payments From
       Franchisees or Licensees", is hereby added to the Agreement as follows:

            Franchise or license fees (other than Initial Franchise Fees, as defined in Section 5 of the Company's License Agreements), royalties, operating fees or payments received from franchisees or licensees by the Company or Purchaser after the date of Closing shall be applied first towards current obligations and liabilities of the franchisees and licensees to Purchaser. All franchisee payments paid after Closing shall be remitted to Purchaser if received by the Company. Neither Purchaser nor Suburban shall have any obligation to collect any delinquencies owed by a franchisee or licensee to the Company for the period of time prior to Closing. The Company shall not have any obligation to collect any delinquencies owed by a franchisee or licensee to Purchaser for the period of time subsequent to Closing. If, (a) a franchisee or licensee has been delinquent in its payment of such franchise or license fees, operating fees, royalties or payments prior to Closing and such delinquencies remain outstanding as of Closing; (b) the Company advises Purchaser prior to Closing, in writing, of the identity of such franchisees and the amounts of such delinquencies; and (c) Purchaser receives any funds from such delinquent franchisees or licensees in excess of their current obligations to Purchaser, then Purchaser shall remit such excess funds received from such delinquent franchisees or licensees to the Company in an amount not to exceed the lesser of the amount of such delinquency or the amount specified in the aforesaid written notice of delinquency from the Company to Purchaser.

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4.  A new Section 2.1.4, "Initial Franchise Fees", is hereby added to the
    Agreements as follows:

            The Company, Suburban and Purchaser agree that all Initial Franchise Fees paid to and received by the Company prior to the date of Closing shall be deemed earned and shall be retained by the Company, and that all Initial Franchise Fees paid after the date of Closing shall be deemed earned by Purchaser and shall be remitted to Purchaser if paid to the Company.

5. Attached hereto as Exhibit A are the following Schedules of the Company pursuant to the Agreement:

          Agreement:
               Schedule 1.1             Permitted Liens
               Schedule 1.2(g)          Miscellaneous Excluded Assets
               Schedule 2.3             Allocation of Purchase Price
               Schedule 3.2(a)          Company Closing  Documents
               Schedule 3.2(d)          Required Consents
               Schedule 3.3(a)          Suburban and Purchaser Closing
                                        Documents

          Appendix A:
               Schedule 1.9(a)          Personal Property Not in Good Repair
               Schedule 1.9(b)          Performance of Lessors
               Schedule 1.12            GuestHouse Trademark Status
               Schedule 1.13(a)         Assigned Contracts
               Schedule 1.13(b)         Franchise and License  Agreements
               Schedule 1.16(b)         Employment and Labor Matters
               Schedule 1.17            Employee Benefit Matters
               Schedule 1.20            Related Party Agreements
               Schedule 1.21(e)         Dividends and Distributions
               Schedule 1.21(j)         Delayed Accounts Payable
               Schedule 1.21(l)         Change in Membership Interests
               Schedule 1.22(a)         UFOC Registration
               Schedule 1.23            Master Franchise Development
                                        Agreement

    Said Schedules are incorporated herein and in the Agreement. The Company hereby certifies that all such Schedules are true, correct and complete as of the date hereof and as of the Closing.

6. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by telecopier shall be binding.

7. Except as amended hereby, the Agreement is hereby ratified and confirmed. No other modification is made or intended other than as set forth above, and all other terms and conditions of the Agreement as reinstated shall remain in full force and effect. Except as specifically provided to the contrary herein, all defined terms used in this Amendment are defined in the same manner as such terms are defined in the Agreement.

     IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

SUBURBAN:                SUBURBAN LODGES OF AMERICA, INC.

                    By:   /s/ David Krischer

                    Name:  DAVID KRISCHER

                    Title:   CEO


PURCHASER:               GUESTHOUSE INTERNATIONAL FRANCHISE SYSTEMS,
                         INC.

                    By:   /s/ David Krischer

                    Name:     DAVID KRISCHER

                    Title:   CEO
COMPANY:                          GUESTHOUSE INTERNATIONAL LLC

                                  By:    /s/ James H. Keel III

                                  Name:    JAMES H. KEEL III

                                  Title:   Chairman & Manager